ARTHUR ANDERSEN LLP

                                                       Exhibit(15)








  To CMS Energy Corporation:

  We are aware that CMS Energy Corporation has incorporated by reference in its Registration Statements No. 33-29681, No.
  33-47629, No. 33-60007, No. 33-61595, No. 33-62573, No. 333-32229,
  No. 333-34087, No. 333-48899, and No. 333-60795 its
  Form 10-Q for the quarter ended June 30, 1998, which includes our report dated August 11, 1998 covering the unaudited interim financial information contained therein.
  Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                             Arthur Andersen
  LLP


  Detroit, Michigan,
       August 11, 1998.